EXHIBIT 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

January 25, 2008

001747.4583

CenterPoint Energy Transition Bond Company III, LLC
1111 Louisiana, Suite 4689A
Houston, Texas 77002

CenterPoint Energy Houston Electric, LLC

1111 Louisiana

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to CenterPoint Energy Transition Bond Company III, LLC, a Delaware limited liability company (the “Company”), and CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (“CenterPoint Houston”), with respect to certain legal matters in connection with the Registration Statement on Form S-3 (Registration No. 333-147114) (the “Registration Statement”) filed by the Company and CenterPoint Houston with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of up to $488,700,000 aggregate principal amount of the Company’s transition bonds (which amount may be increased pursuant to one or more registration statements filed pursuant to Rule 462 promulgated under the Act) (the “Transition Bonds”) to be offered as described in the form of the prospectus and prospectus supplement included as part of the Registration Statement.

At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements and representations contained in the Registration Statement, the Exhibits filed with the Registration Statement and other information provided to us by the Company. In giving such opinion, we have assumed that the issuance of the Transition Bonds by the Company will be consummated in the manner contemplated by the Registration Statement and in accordance with the form of indenture filed as Exhibit 4.1 to the Registration Statement. We also have examined such statutes and other instruments and documents that we deem necessary for purposes of the opinion hereinafter expressed.

Subject to the assumptions set forth above and to the qualifications and limitations set forth in the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences for the Transition Bondholders,” such discussion constitutes our opinion with respect to the material United States federal income tax consequences of the ownership and disposition of the Transition Bonds by the holders addressed therein.

The opinion set forth above is limited in all respects to the tax matters specifically covered hereby. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our Firm under the heading “Material

CenterPoint Energy Transition
Bond Company III, LLC	2	January 25, 2008

U.S. Federal Income Tax Consequences for the Transition Bondholders” and under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.